Exhibit 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made and entered into as of November 24, 2021 (the “Effective Date”), by and between COLUMBIA MASSACHUSETTS ARSENAL OFFICE PROPERTIES, LLC, a Delaware limited liability company (“Landlord”) and C4 THERAPEUTICS, INC., a Delaware corporation (“Tenant”), who both mutually acknowledge and concur, as follows:

RECITALS

A.

WHEREAS, Landlord, as successor-in-interest to 480 Arsenal Group LLC, a Massachusetts limited liability company, as landlord, and Tenant, as tenant, are parties to that certain Lease dated as of July 5, 2017 (the “Original Lease”), as amended by that certain Amendment to Lease dated August 2, 2018 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated August 22, 2018 (the “Second Amendment”; the Original Lease, the First Amendment, and the Second Amendment shall collectively be referred to herein as the “Lease”), with respect to that certain demised premises consisting of approximately 45,400 total rentable square feet, consisting of 463 rentable square feet on the first (1st) floor of the West Wing and 44,937 rentable square feet on the second (2nd) floor of the West Wing (therein said Lease collectively called the “Premises”, and herein this Third Amendment collectively, the “Existing Premises”), as more particularly depicted on Exhibit B attached to the Second Amendment, located in the building commonly known as 490 Arsenal Way, Watertown, Massachusetts 02472 (the “Building”) on a parcel of land together with improvements now or hereafter located thereon, as more particularly set forth and described on Exhibit A attached to the Original Lease (the “Property”); and

B.	WHEREAS, Landlord and Tenant desire to acknowledge and ratify their respective interest in the Lease; and

C.	WHEREAS, Landlord and Tenant desire to amend and modify the Lease to, among other things, expand the Premises.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.Definitions. All capitalized terms contained in this Third Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Lease unless otherwise defined herein.

2.Additional Definitions and Amendments to the Lease. From and after the Expansion Premises Commencement Date, the following terms shall be amended as follows:

(a)“Expansion Premises” shall consist of approximately 66,052 rentable square feet on the first (1st) and second (2nd) floors of the East Wing, as depicted on Exhibit A attached hereto.

(b)“Expansion Premises Commencement Date” shall mean the date on which Landlord delivers the Expansion Premises to Tenant (the “Expansion Premises Delivery Date”).In connection with the foregoing, Landlord advises Tenant that Landlord anticipates being able to deliver the Expansion Premises to Tenant on January 1, 2022 (the “Estimated Expansion Premises Delivery Date”).

In the event that Landlord’s delivery of the Expansion Premises is delayed for any reason, other than a delay caused by Tenant or as the result of Force Majeure, to a date on or after April 1, 2022, then for each day beyond April 1, 2022 that the Expansion Premises are not delivered to Tenant (excepting delays caused by Tenant or Force Majeure), Tenant shall be entitled to, and shall receive, one (1) days’ worth of per diem monthly Base Rent free, it being agreed that such free per diem Base Rent shall be effective, and shall commence, immediately after the end of the sixty (60) day free Base Rent period, after the occurrence of the Expansion Premises Rent Commencement Date.

Further, in the event that the actual Expansion Premises Delivery Date does not occur on or before June 30, 2022 for no reason or for any reason (other than a delay caused by Tenant or as the result of Force Majeure), then Tenant shall be entitled to, but shall not be obligated to, terminate this Third Amendment as to the Expansion Premises only by sending written notice of termination to Landlord so terminating this Third Amendment and Tenant shall set forth a termination date therein, which termination date shall be not more than thirty (30) days after the date of the giving of such notice of termination; provided, however, in the event Landlord delivers the Expansion Premises to Tenant during such 30-day period, Tenant’s termination shall be null and void and this Third Amendment shall remain in full force and effect.

Further, in the event that the actual Expansion Premises Delivery Date does not occur on or before December 31, 2022 for no reason or for any reason, including as a result of Force Majeure, but excluding as a result of a delay caused by Tenant, then Tenant shall be entitled to, but shall not be obligated to, terminate this Third Amendment as to the Expansion Premises only by sending written notice of termination to Landlord so terminating this Third Amendment and Tenant shall set forth a termination date therein, which termination date shall be not more than thirty (30) days after the date of the giving of such notice of termination; provided, however, in the event Landlord delivers the Expansion Premises to Tenant during such 30-day period, Tenant’s termination shall be null and void and this Third Amendment shall remain in full force and effect.

(c)“Expansion Premises Generator” shall consist of the existing back-up generator previously owned by Kala (as hereinafter defined) and transferred to Landlord, including the natural gas or fuel supply and tank reasonably necessary therefor (not to exceed applicable code requirements) and all reasonably necessary cabling and related appurtenances in a location outside of the Building, shown on Exhibit A-1 attached hereto, or elsewhere in or around the Building or the Property, in all events as reasonably agreed upon by the parties. The Expansion Premises Generator shall be additionally referred to in the Lease as the “Generator”. The Expansion Premises Generator shall be transferred to, operated by, and owned by, Tenant, and shall remain subject to the terms and provisions of Section 9.11 of the Original Lease entitled “Emergency Generator”. Notwithstanding the foregoing, the Expansion Premises Generator shall continue to be located where it is located as of the Effective Date, except to the extent hereinafter mutually agreed to be relocated by Landlord and Tenant.

(d)“Expansion Premises Rent Commencement Date” shall mean the date that is sixty (60) days after the Expansion Premises Commencement Date.

(e)“Expansion Premises Rooftop Communications Equipment” (also referred to herein as the “Expansion Premises Rooftop Equipment”, as defined below) shall consist of:

(A)the equipment previously owned by Kala and transferred to Landlord, as listed on the attached Exhibit D-1 under the heading “Kala’s Former Roof Top Equipment Now Owned by Landlord” as presently situated and/or located on the Effective Date in the East Wing of the Building and/or on the roof of the East Wing of the Building;

(B)the equipment owned by Landlord and used by Kala as listed on the attached Exhibit D-2 under the heading “Equipment Used and Maintained by Kala, But Owned by Landlord” as presently situated and/or located on the Effective Date in the East Wing of the Building and/or on the roof of the East Wing of the Building;

(C)the equipment previously owned by Kala to the extent transferred to Tenant through the listing of such items in the Bill of Sale to be entered into by and between Tenant and Kala, such equipment to be listed on Exhibit D-3 under the heading “Tenant’s Roof Top Equipment”, all as presently situated and/or located on the Effective Date in the East Wing of the Building and/or on the roof of the East Wing of the Building;

(D)(i) telecommunications and data processing equipment (including but not limited to satellite dishes, generators, cell boosters and antennae), and related wiring from the roof to the interior portions of the Premises to the extent reasonably necessary and (ii) such supplementary HVAC and other equipment serving solely the Expansion Premises (as listed on the attached hereto as Exhibit D-4 entitled “Supplemental HVAC and Other Equipment as to the Expansion Premises”), consistent with Tenant’s use of the Expansion Premises, provided the same complies with all Legal Requirements.

The Expansion Premises Rooftop Communications Equipment shall be additionally referred to in the Lease as the “Rooftop Communications Equipment” and/or the “Rooftop Equipment”; and as well, the Expansion Premises Rooftop Equipment shall be additionally referred to in the Lease as the “Rooftop Equipment.” The Expansion Premises Rooftop Communications Equipment (i.e., the “Rooftop Communications Equipment”) shall be transferred to, operated by, and owned by,

Tenant, and shall remain subject to the terms and provisions of Section 9.12 of the Original Lease entitled “Rooftop Rights.”

(f)“Initial Term” shall mean (i) with respect to the Existing Premises, the period commencing on the Term Commencement Date and expiring on the Termination Date, and (ii) with respect to the Expansion Premises, the period commencing on the Expansion Premises Rent Commencement Date, and expiring on the Termination Date.

(g)“Kala” shall mean Kala Pharmaceuticals, Inc., a Delaware corporation, which entity was the prior tenant and occupant of the Expansion Premises.

(h)“Premises” as used in the Lease, shall mean both the Existing Premises and the Expansion Premises, collectively, unless and except in such instances where the separate identifications of the Expansion Premises and/or the Existing Premises are warranted and/or is necessary to reasonably effectuate the terms and provisions of this Third Amendment and/or the Lease, as amended.

(i)“Rooftop Rights” For purposes of the Lease and this Third Amendment, Landlord and Tenant acknowledge and agree that Tenant’s rooftop rights, as set forth in Section 9.12 of the Lease, shall be deemed to include any appurtenant and proportionate rooftop rights on the East Wing of the Building associated with the Expansion Premises, including the Expansion Premises Rooftop Equipment (as hereafter defined above). Tenant’s use of the roof of the Building (i.e., as to both the West Wing and/or the East Wing) and any rights associated therewith shall continue to be governed by the terms and conditions of Section 9.12 of the Lease, as amended by this Third Amendment.

(j)“Tenant’s Pro Rata Share” shall mean 60.24%

(k)“Term” shall mean, with respect to the entire Premises (i.e., both the Existing Premises and the Expansion Premises) either (i) the Initial Term as to the Existing Premises, or (ii) the Initial Term for the Expansion Premises.

(l)“Termination Date” shall mean, with respect to the entire Premises, the date that is ten (10) full years after the Expansion Premises Rent Commencement Date.

(m)“West Wing of the Building” and/or “West Wing,” as such terms or words are set forth, used or referenced in the Lease shall be deemed to reasonably be exchanged with, to reasonably include, to be reasonably applicable as to, or to reasonably incorporate the terms or words the “East Wing of the Building” and/or “East Wing,” to the extent reasonably needed or reasonably warranted, after the Effective Date to reasonably effectuate a term, clause or provision hereunder the Lease, as amended, as to or in connection with the Expansion Premises, or to the extent such circumstances may arise or give occasion to be reasonably applicable, with respect to the Expansion Premises appurtenances.

3.Expansion Premises.

(a)From and after the Expansion Premises Commencement Date, and continuing for a period expiring on the Termination Date, unless sooner terminated as provided in the Lease or extended as provided in the Lease, Landlord shall lease the Expansion Premises to Tenant, and Tenant shall lease the Expansion Premises from Landlord, upon all of the terms and conditions of the Lease, as modified and amended by this Third Amendment.

(b)On the Expansion Premises Commencement Date, Landlord agrees to deliver, and Tenant agrees to accept, the Expansion Premises, as so provided in this Third Amendment. On the Expansion Premises Commencement Date, Tenant hereby affirms, acknowledges and agrees that the Expansion Premises are being delivered to Tenant in their “as-is”, “where-is” condition, free of all prior tenancies and encumbrances, with all laboratory systems fully decommissioned, without representation or warranty by Landlord, except to the extent otherwise expressly set forth herein and/or in the Lease.

(c)Except for the satisfaction of the Basic Delivery Conditions, Landlord shall not otherwise be obligated to perform any work whatsoever in connection with the delivery of the Expansion Premises to Tenant or to prepare any portion of the Expansion Premises for Tenant’s occupancy thereof in connection with the delivery of the Expansion Premises to Tenant. Tenant shall use the Expansion Premises for the Permitted Uses only. Following the Expansion Premises Commencement Date, Landlord and Tenant shall execute a commencement letter acknowledging the dates described above. In no event shall Tenant be permitted to occupy the Expansion Premises prior to the Expansion Premises Commencement Date.

(d)From and after the Effective Date, Tenant shall pay Base Rent with respect to the entire Premises in accordance with the table attached hereto as Exhibit B. In connection with the foregoing, it is expressly acknowledged and agreed that from and after the Effective Date, the Base Rent amounts set forth and/or recited in the table of Base Rents reflected in the Original Lease, as so amended prior to this Third Amendment, with respect to the Existing Premises, are hereby deleted and of no further effect

(e)During the period commencing on the Effective Date and continuing through and including the Expansion Premises Commencement Date, with respect to the Existing Premises, Tenant shall pay (i) all Additional Rent in accordance with the terms and conditions of the Lease, and (ii) Tenant’s Pro Rata Share (as amended herein) of Operating Costs, in accordance with the terms and conditions of the Lease. From and after the Expansion Premises Commencement Date, with respect to the entire Premises, Tenant shall pay (i) all Additional Rent in accordance with the terms and conditions of the Lease, and (ii) Tenant’s Pro Rata Share (as amended herein) of Operating Costs, in accordance with the terms and conditions of the Lease.

4.Tenant Improvements; Landlord’s Contribution. Subject to the terms and conditions of this Section 4, Tenant shall be permitted, from time to time (but in no event after thirty-six (36) months following the Expansion Premises Commencement Date), to furnish or construct improvements, additions, changes, modifications, removals and/or the like to the Existing Premises and/or the Expansion Premises (collectively, “Tenant Improvements”) in accordance with plans and specifications (the “Plans”) submitted by Tenant and subsequently approved by Landlord, whose approval shall not be unreasonably withheld, conditioned or delayed. All such work shall be designed, constructed, performed and paid for in accordance with the following terms, conditions, and provisions:

(a)Tenant, at its sole cost and expense, but subject to Landlord’s Contribution, shall be responsible for the design, installation and construction of all of the Tenant Improvements. All construction work and installations conducted in connection with the Tenant Improvements shall be done in a good and workmanlike manner using new, first-class materials, in compliance with the provisions of the Lease and with this Third Amendment and all applicable Legal Requirements (as defined in the Lease) and Insurance Requirements (as defined in the Lease), and shall be completed in lien-free manner; provided, however, that in an event of conflict or ambiguity between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, with respect to, arising out of or related to any such Tenant Improvements, the terms and provisions hereof this Third Amendment shall control and prevail. Landlord shall pay up to Landlord’s Contribution towards the cost of the Tenant Improvements. All costs of the Tenant Improvements in excess of Landlord’s Contribution shall be the sole responsibility of Tenant and shall be paid by Tenant. Tenant shall, at Tenant’s sole cost and expense, but subject to Landlord’s Contribution, obtain all licenses, permits and approvals required by any applicable Legal Requirement in connection with the construction of the Tenant Improvements.

(b)Tenant shall cause the Plans to be prepared, at Tenant's sole cost and expense (subject to Landlord’s Contribution), by  a registered professional architect ("architect"), as Tenant may designate and, if appropriate, mechanical and electrical engineers (“engineers”). Tenant’s choice of architects and engineers shall be approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall engage only reputable and experienced architects and engineers registered or licensed and in good standing in the Commonwealth of Massachusetts. Prior to commencing construction of the Tenant Improvements, Tenant shall furnish the initial draft of the Plans to Landlord for Landlord’s review and approval. Landlord shall, within seven (7) business days after receipt, either provide comments to such Plans or approve the same. Landlord shall be deemed to have approved such Plans if it does not provide comments on such Plans within such seven-day period after Landlord’s receipt thereof. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord’s comments within seven (7) business days after receipt of Landlord’s comments, or as soon thereafter as reasonably practicable. Landlord shall, within seven (7) business days after receipt of such revised Plans, either provide comments to such revised Plans or approve such Plans. Landlord shall be deemed to have approved such revised Plans if Landlord does not provide comments on such Plans within such 7-day period after Landlord’s receipt thereof. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord and Tenant.   Landlord shall be permitted to engage third parties as reasonably necessary for the review of the Plans, the reasonable cost of which shall be reimbursed from Landlord’s Contribution (defined below), or paid directly by Tenant, at Tenant’s election. Landlord and Tenant hereby agree that the Plans for the Tenant Improvements shall comply with all applicable laws and Legal Requirements. Landlord's approval of any of the Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation or liability with respect to the design of the Tenant Improvements or the compliance of such Tenant Improvements or the Plans with applicable law or Legal Requirements. Landlord’s comments to Tenant’s Plans as to Tenant’s Improvements shall be commercially reasonable and customary in the industry. Throughout the approval process for Tenant's Plans, Tenant shall use commercially reasonable and diligent efforts to cooperate with Landlord and/or Landlord's architect or engineers in responding to questions or requests for information or submissions regarding Tenant's design and construction of the Tenant Improvements. Likewise, throughout the approval process for Tenant’s Plans, Landlord shall use commercially reasonable and diligent efforts to cooperate with Tenant and/or Tenant’s architect and engineers in responding to questions or requests for information or submissions regarding Tenant’s design and construction of the Tenant Improvements. All Tenant Improvements shall become part of the Premises and the property of Landlord upon the expiration or earlier termination of the Lease except to the extent Landlord notifies Tenant in writing within thirty (30) days of receipt of such Tenant Plans, and identifies such Tenant Improvements which must be removed and/or specifies that all of Tenant’s Improvements must be removed, at the time Landlord’s approves the Plans for such Tenant Improvement(s). All construction work proposed to be done by or on behalf of Tenant as part of the Tenant Improvements, which requires either roof penetrations or the performance of work on the roof of the Building shall, be performed by or supervised by either, at Tenant’s election: (i) Landlord's roofing contractor, or (ii) a contractor otherwise reasonably approved by Landlord, and at Tenant's sole cost and expense, in such a way so as to not void any roof warranties or guaranties issued or to be issued to Landlord in connection with the initial construction of the Building.

(c)Prior to the commencement of any design, construction or installation of the Tenant Improvements, Tenant shall provide Landlord with an original certificate of insurance, in customary form reasonably acceptable to Landlord, for Tenant’s architect and each engineer retained by Tenant in connection with the design and construction of the Tenant Improvements, which certificate shall evidence a current professional liability insurance policy as in effect, in an amount reasonably acceptable to Landlord.

(d)Tenant acknowledges that it shall be solely responsible for the actions and omissions of its architects, engineers and contactors (of any tier or for delays caused by its architects, engineers or contractors (of any tier). The review and/or approval by Landlord or Landlord's architect or engineers of any plans, sketches or Plans submitted by Tenant shall not (i) constitute an opinion or representation or warranty by any approving party that the same are in compliance with the provisions of the Lease, this Third Amendment or all applicable Legal Requirements and Insurance Requirements, or as to the feasibility of constructing the work shown thereon, or (ii) impose on any approving party any responsibility for a design defect or coordination of any Plans with any other Plans, it being agreed that Tenant shall be solely responsible for the adequacy, accuracy, and completeness of Tenant's Plans and the compliance of the same with the provisions of the Lease and all applicable Legal Requirements and Insurance Requirements.

(e)Once the Plans and all construction drawings relative thereto Tenant’s Improvements have been finalized and approved by Tenant and Landlord, Tenant shall be responsible for (i) the submission thereof to the appropriate governmental authorities for the issuance of all necessary building permits, and (ii) selecting a contractor to perform the construction of the Tenant Improvements. Tenant shall cause the Tenant Improvements to be constructed in accordance with the Plans approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and in a good and workmanlike manner utilizing new, and/or like new, materials and otherwise conforming to building standards for the Property. Tenant’s contractors and subcontractors shall be licensed and acceptable to and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall furnish to Landlord a copy of the executed contract and applicable detailed cost schedule (and applicable back-up material as reasonably requested by Landlord) between Tenant and Tenant’s contractor covering all of Tenant’s obligations under this Third Amendment. Tenant shall cause such work related to the Tenant Improvements to be performed in as commercially efficient a manner as is commercially reasonable and then customary in the industry.

(f)Following Landlord’s approval of the Plans, Tenant shall not materially modify, amend or alter the Plans without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord shall respond within seven (7) business days to any request by Tenant to modify, amend or alter the Plans. Landlord shall not unreasonably withhold, condition or delay its approval of any such modifications, amendments or alterations to the Plans, and such submission, review and approval process shall be subject to the provisions of subsection (b) above. Any deviation (other than immaterial changes that do not affect the scope of the Tenant Improvements) from the Plans as approved by Landlord, which is not corrected within thirty (30) days after Landlord provides written notice thereof to Tenant specifying such failure, shall constitute an Event of Default under the Lease, except in the event, and/or to the extent, such deviation is effectuated due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities.

(g)Tenant shall conduct the Tenant Improvements and employ labor in a manner as to maintain harmonious labor relations and to coordinate Tenant’s work so as not to adversely and materially interfere with Landlord’s ownership and operation of the Property or with any tenant or occupant of the Building. Tenant shall have access to, within as well as on or about, the Premises, the Building and the Property, on a 24/7 basis. Any work to be performed outside of the Premises shall be coordinated with Landlord, and shall be subject to reasonable scheduling requirements of Landlord.

(h)Prior to commencing construction of the Tenant Improvements, Tenant shall deliver to Landlord (in addition to any other requirements hereunder) the following: (i) the address of Tenant’s architect, engineers, general contractors, contractors and subcontractors and Notices of Identification from each such entity pursuant to M.G.L. c254, §4; (ii) a schedule of construction the Tenant Improvements, showing the commencement date, the date the Tenant Improvements will be substantially completed, and the date of final completion; and (iii) copies of the Certificates or of the Declaration page of the policies of insurance evidencing that Tenant and Tenant's general contractor have in effect (and shall maintain at all times during the course of the construction of the Tenant Improvements) the insurance coverages required under the Lease. Upon request, Tenant shall provide (i) copies of the certificates of insurance from such subcontractors as are requested by Landlord; and (ii) an executed copy of the applicable building permits and any other licenses, permits and approvals required by applicable Legal Requirements for the performance of the Tenant Improvements.

(i)During the construction of any Tenant Improvements, trash removal relating to the Tenant Improvements shall be done on a daily basis at Tenant’s sole cost and expense. No trash or other debris or other waste may be deposited at any time outside the Premises or Building by Tenant or its contractors. Tenant shall be responsible for ensuring that Tenant’s architect, engineers, and contractors and their respective employees park on the Property only in the areas reasonably designated by Landlord on the Property.

(j)Storage of the construction materials, tools and equipment of Tenant's contractors or any of its subcontractors shall be confined within the Premises which do not overload the floor of the Premises, or in a reasonable sized area on the Property reasonably designated by Landlord. In no event shall any materials or debris be stored outside of the Premises or Building unless authorized in writing by Landlord in advance. To the extent any of Tenant's equipment, fixtures, furniture, furnishings or other materials are stored or installed in the Premises, Tenant hereby releases Landlord for any and all liability therefor and agrees to indemnify and hold Landlord harmless from and against any and all liability, loss, claim, cause of action, damages, cost or expense (including, without limitation, reasonable attorneys' fees and costs) arising out of or in connection with loss or damage or destruction of any such equipment, fixtures, furnishings or other materials, unless such loss, damage or destruction is caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors.

(k)Upon the final completion of the Tenant Improvements, Tenant shall confirm in writing that the Tenant Improvements have been constructed in substantial compliance with the Plans (subject to any Change Orders, events of Force Majeure and/or governmental requirements) and, if that is not the case, Tenant shall obtain from the contractors any corrected or updated construction drawings reflecting the Tenant Improvements as so constructed, or, in the event the Tenant Improvements are not in material and substantial compliance from the Plans, at Landlord’s election, Tenant will, at Tenant’s sole cost (subject to Landlord’s Contribution) modify the Tenant Improvements to reflect the Plans (subject to any Change Orders and/or subject to such deviation which is effectuated due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities). In addition, Tenant shall furnish Landlord: (i) a copy of a permanent and unconditional Certificate of Occupancy issued by the Town of Watertown, if applicable, and of all other governmental approvals, if any, necessary to permit the use and occupancy of the Premises for the Permitted Use; (ii) a copy of notarized affidavit from Tenant’s architect, engineer and contractor that all amounts due for work done and materials furnished in completing the Tenant Improvements have been paid; (iii) a copy of final releases of liens reasonably satisfactory in form and substance to Landlord from Tenant’s architect, engineers, contractors and subcontractors or material suppliers that have been involved with the performance of the Tenant Improvements; and (iv) two (2) complete copies of the sets of as-built plans (one (1) reproducible CAD file) and specifications covering all of the Tenant Improvements, including all changes or modifications made to the Plans as initially approved by Landlord or changes which were effectuated due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities.

(l)Tenant shall, at Tenant’s sole cost and expense, promptly repair any damage to the Building caused by Tenant, Tenant’s architect, engineers, contractors or subcontractors (of any tier) during performance of the Tenant Improvements, including patching and painting the finishes of the Building where so damaged, all of which work shall be done to Landlord’s reasonable satisfaction. Tenant shall also be responsible for the cost of any alterations to the Building required as a result of the Tenant Improvements.

(m)Tenant shall indemnify and hold Landlord, its agents, and employees harmless from and against any and all costs, expenses, damages, losses, claims or liabilities, including, but not limited to, reasonable attorneys’ fees and costs, which arise out of, are occasioned by, or are in any way attributable to either (i) the design of any portion of the Tenant Improvements, or (ii) the performance by Tenant or Tenant’s architect, engineers, contractors, or subcontractors (of any tier) of any portion of the Tenant Improvements.

(n)Landlord’s Contribution shall be in an amount up to Two Million Six Hundred Forty-Two Thousand Eighty and No/100 Dollars ($2,642,080.00) (or $40.00 per rentable square foot in the Expansion Premises based on 66,052 rentable square feet) (“Landlord’s Contribution”). Landlord shall promptly reimburse Tenant for the cost of Tenant Improvements in an amount equal to the lesser of (i) Landlord’s Contribution, and (ii) the actual cost of the Tenant Improvements, upon the following terms and conditions:

(A)Landlord’s Contribution shall be payable to Tenant (or to Tenant’s general contractor or construction manager, at Landlord’s election) in installments as the Tenant Improvements progress, but in no event more frequently than monthly. Installments of Landlord’s Contribution shall be payable by Landlord within thirty (30) days following Tenant’s satisfaction of each of the conditions required for disbursement set forth herein; provided, however, if Tenant fails to or is unable to satisfy, each of the conditions required for a disbursement for any request for disbursement, or any portion of any request for disbursement, as the case may be, Tenant shall be permitted to revise such request for disbursement to include only those amounts for which Tenant has satisfied each of the conditions required for disbursement set forth herein, and Landlord’s Contribution shall then be promptly payable to Tenant by Landlord (or if Landlord elects to pay Tenant’s general contractor or construction manager) to the extent of such revised disbursement request by Tenant.  If the cost of the Tenant Improvements (including any Change Orders) exceeds Landlord’s Contribution, Tenant shall pay such overage and Landlord may withhold the final disbursement of Landlord’s Contribution unless and until either (i) Tenant provides reasonable written evidence to Landlord of the payment by Tenant of 100% of such overage, or (ii) the time period of the filing of any mechanics and/or materialmen’s liens shall have reasonably expired and/or passed.

(B)Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by copies of (1) paid invoices (or invoices if Landlord elects to pay Tenant’s general contractor or construction manager) for the Tenant Improvements performed or incurred since the last disbursement of Landlord’s Contribution, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the Tenant Improvements and services represented by the aforesaid invoices have been satisfactorily completed in accordance with the Plans therefor approved by Landlord (or satisfactorily completed in accordance with such needed changes which were effectuated due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities) and have not been the subject of a prior disbursement of Landlord’s Contribution, and (3) partial or final lien waivers, as the case may be, by architects, contractors, subcontractors and all materialmen for all such work and services as to which such disbursement is being requested.  Each installment payment of Landlord’s Contribution shall be limited to an amount equal to the amount requested by Tenant pursuant to clause (1) above, multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Tenant Improvement, then a reasonable estimate thereof in the opinion of Tenant’s architect, construction manager or general contractor) for the performance of all of the Tenant Improvements shown on all Plans approved by Landlord (or reflected as changes needed to the approved Tenant Plans due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities).  In addition, Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all Tenant Improvements and upon receipt from Tenant of a copy of (A) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of the Tenant Improvements have been satisfactorily completed in accordance with the Plans therefor approved by Landlord and/or with those changes which were effectuated due to events of Force Majeure, delays and/or unavailability of materials, labor and/or services, and/or directives, requirements and/or advisements from governmental authorities, (B) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, and (C) final lien waivers and a general release from all contractors and subcontractors performing the Tenant Improvements releasing Landlord and Tenant from all liability for any of the Tenant Improvements; and in connection therewith in (C), in order for Tenant to obtain payment from Landlord of the remaining amounts of the total aggregated retainage held by Landlord, Tenant shall be obligated to only provide Landlord with copies of final lien waivers and general releases to the extent of the remaining amounts of the total aggregated retainage held by Landlord; and the remaining amount of Landlord’s Contribution (to the extent of the remaining amounts of the total aggregated retainage held by Landlord) shall then be promptly payable to Tenant (or if Landlord elects to pay Tenant’s general contractor or construction manager) to the extent of such revised amount of lien waivers and general releases so submitted and provided by Tenant to Landlord.

(C)There shall not then be an Event of Default by Tenant under this Lease which remains uncured.

(o)The right to receive reimbursement for the cost of Tenant Improvements as set forth in this Section 4 shall be for the exclusive benefit of Tenant (or a Related Party Transferee), it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any other third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.  Tenant shall indemnify and hold harmless each Landlord from and against any and all liability, damages, claims, reasonable costs or expenses arising out of or relating to Landlord’s payment of any installment of Landlord’s Contribution directly to Tenant’s general contractor or construction manager, together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses. Tenant shall be responsible for all costs  of the Tenant Improvements exceeding Landlord’s Contribution. Tenant agrees to indemnify Landlord from and against any such costs. All amounts payable by Tenant to Landlord pursuant to this Section 4 shall be deemed to be Additional Rent for purposes of the Lease. If reasonably required by Landlord, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant has sufficient funds available to pay all construction costs in excess of Landlord’s Contribution.

(p)Tenant may use up to Six Hundred Sixty Thousand Five Hundred Twenty and No/100 Dollars ($660,520.00) (or $10.00 per rentable square foot in the Expansion Premises based on 66,052 rentable square feet) of Landlord’s Contribution towards free Base Rent.

(q)If any portion of Landlord’s Contribution remains uncommitted for by Tenant, not incurred by Tenant and/or not subject to requisition by Tenant prior to the third (3rd) anniversary of the Expansion Premises Rent Commencement Date, such remaining portion (i.e., any portion of Landlord’s Contribution for which Tenant has not timely and properly submitted a request for disbursement, or applied towards free Base Rent, as set forth in this Section 4 on or before the third (3rd) anniversary of the Expansion Premises Rent Commencement Date) shall be retained by and belong to Landlord. Notwithstanding the foregoing, in the event any portion of Landlord’s Contribution, or in the event any portion of Tenant’s cost of Tenant Improvements, is committed for by Tenant as to the completion of Tenant Improvements prior to the third (3rd) anniversary of the Expansion Premises Rent Commencement Date, Tenant shall have an additional six (6) months to submit requisitions for payment of Landlord’s Contribution to the extent of, and for, such portions of Tenant Improvements. Tenant shall have no right to submit any such requisitions for payment of the Landlord’s Contribution in connection with the preceding sentence following the date that is six (6) months after the third (3rd) anniversary of the Expansion Premises Rent Commencement Date and any such remaining portion (i.e., any portion of Landlord’s Contribution for which Tenant has not timely and properly submitted a request for disbursement in accordance with the preceding sentence) shall be retained by and belong to Landlord.

(r)Notwithstanding anything to the contrary contained in this Third Amendment, Landlord agrees and covenants to Tenant that the Tenant Improvements which are to be so installed by Tenant, and/or so installed by any agent and/or contractor of Tenant, and/or so installed for the benefit of Tenant, shall include a Dedicated Inverted Tank Gas Tank Storage Pad (“DITGST Pad”) serving the Expansion Premises which is similar to the DITGST Pad serving the Existing Premises. The installation and construction of the DITGST Pad shall be completed in accordance with the terms and conditions of this Section 4, including, without limitation, the submission of plans and specifications for Landlord’s review and approval, such submissions, comments, reviews, approvals and/or the like, by Landlord not to be unreasonably withheld, delayed or conditioned. Tenant shall be required to enclose and surround the DITGST Pad with wooden fencing. In addition, Tenant shall be responsible, at Tenant’s sole cost and expense, for all snow removal in and around the area surrounding the DITGST Pad.

5.Base Rent. From and after the Effective Date hereof, the Table of Annual Base Rent for the Initial Term shall be deleted in its entirety and replaced with the table attached hereto as Exhibit B. From and after the Effective Date, Tenant shall commence paying Base Rent in accordance with the table attached hereto as Exhibit B.

6.Parking.

(a)In the event that (i) Landlord obtains a permit from the City of Watertown to allow Landlord to increase the floor area ratio on the Property, and (ii) Landlord commences construction of an adjacent building to the Building, or construction of an expansion of the existing Building, Landlord shall provide written notice to Tenant that Landlord has satisfied the conditions set forth in clause (i) and clause (ii) above, and upon Tenant’s receipt of such written notice, the definition of “Parking Allotment” contained in Article 1 of the Lease, as amended by Section 3 of the Amendment to the Lease, shall be deleted in its entirety and replaced as follows:

“Parking Allotment:

Parking spaces at a ratio of 2.5 parking spaces per 1,000 rentable square feet in the Premises (initially, 279 parking spaces), including twenty-seven (27) reserved covered spaces located as shown on Exhibit C attached to the Third Amendment to Lease. See Section 2.01(g).”

(b) Notwithstanding anything contained in Section 6(a) above to the contrary, and/or anything to the contrary in the Lease, from and after the Expansion Premises Commencement Date, Tenant shall be entitled to twenty-seven (27) designated and covered parking spaces on a “must take” basis situated in the Garage at the location identified on Exhibit C attached hereto. From and after the Expansion Premises Commencement Date, Section 3 of the First Amendment shall be deleted in its entirety and of no further force and effect.

(c)Except as expressly modified herein, Tenant’s parking rights shall be governed by and subject to the terms and conditions of Section 2.01(g) of the Lease. Notwithstanding anything contained in Section 2.01(g) of the Lease to the contrary, in no event shall Landlord have the right to reduce the number of Tenant’s reserved covered parking spaces, except to the extent consented to in advance and in writing by Tenant, in Tenant’s sole discretion; provided however, the preceding sentence shall not be construed as prohibiting, or otherwise limiting, Landlord’s rights to temporarily relocate, alter or modify Tenant’s reserved covered parking spaces for the duration of any construction project that causes such reserved covered parking spaces to be unavailable. Landlord agrees to provide commercially reasonable parking accommodations for Tenant in the event Landlord exercises its rights under the Lease to temporarily relocate, alter or modify Tenant’s reserved covered parking spaces, which accommodations shall include designating a like number of on-site, reserved parking spaces for Tenant’s exclusive use (even if such parking spaces are not covered) for the duration of such temporary relocation.

7.Right to Extend. Section 3.03 of the Lease and Tenant’s right to extend the Initial Term (as modified hereunder) of the Lease thereunder shall continue in full force and effect pursuant to the terms of the Lease as amended by this Third Amendment. As of the Expansion Premises Commencement Date, Tenant’s right to extend under Section 3.03 of the Lease shall apply to the Existing Premises and the Expansion Premises, collectively. Tenant shall not be permitted to exercise its right to extend pursuant to Section 3.03 of the Lease unless Tenant exercises such right with respect to the entirety of the Premises (consisting of the Existing Premises and the Expansion Premises). Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby acknowledge and agree that the percentage recited in subpart (ii) of Section 3.03(a) of the Lease, shall be changed from “at least seventy-five percent (75%) of the Premises” to “at least sixty-five percent (65%) of the rentable square footage (RSF) of the Premises”.

8.Right of First Offer. Section 2.02 of the Lease and Tenant’s ROFO Right thereunder shall continue in full force and effect pursuant to the terms of the Lease as amended by this Third Amendment. Notwithstanding anything to the contrary contained this Third Amendment and/or contained in the Lease, but subject to the right of first offer now held and enjoyed by Addgene, Inc. under its Lease, as of the Effective Date, on any space on the first floor of the West Wing of the Building adjacent to the premises occupied by the Addgene, Inc., pursuant to its lease, Tenant’s ROFO Right shall not just apply to “any space on the second floor of the West Wing of the Building”, but instead shall apply to “any space where ever in the Building.” Further, subpart (ii) of Section 2.02(a) of the Lease, shall be deleted in its entirety and the following subpart (ii) shall be inserted in lieu thereof:

“…(ii) the Tenant named in Article 1 above (or a Related Party Transferee) is then occupying at least sixty-five percent (65%) of the rentable square footage (RSF) of the Premises for the conduct of the Permitted Uses…”

In addition, Landlord and Tenant agree and concur that in the 22nd and 23rd line of Section 2.02, the phrase and wording “… the subject ROFO Space shall be leased by Tenant in its then “as is”, “where is” condition…” shall be changed and amended to the following phrase and wording “… the subject ROFO Space shall be delivered to Tenant in its then “as is”, “where is” condition…”.

9.Security Deposit.

(a)Landlord and Tenant hereby acknowledge and agree that Landlord is currently holding a Letter of Credit in the amount of One Million Two Hundred Seventy-Five Thousand Seven Hundred Sixty-Five and 90/100 Dollars ($1,275,765.90) as the “Security Deposit” under the Lease (the “Existing Letter of Credit”).

(b)Within two (2) business days of the Effective Date, Tenant shall deliver to Landlord a replacement Letter of Credit (in compliance with Article 14 of the Lease) issued by a commercial bank satisfactory to Landlord, in Landlord’s sole discretion, in the amount of Three Million Two Hundred Seventy-Nine Thousand Three Hundred Forty-Three and 23/100 Dollars ($3,279,343.23) (the “Replacement Letter of Credit”). Upon Landlord’s receipt of the Replacement Letter of Credit, Landlord shall return the Existing Letter of Credit to Tenant and execute such documentation as may be reasonably required by Tenant and the issuing bank to terminate the Existing Letter of Credit. From and after the date Landlord receives the Replacement Letter of Credit, the Replacement Letter of Credit shall be deemed the “Security Deposit” under the Lease.

(c)Landlord shall hold the Security Deposit in accordance with the terms and conditions of the Lease, including, without limitation, Article 14 of the Lease, provided that such Security Deposit reduction shall be to $2,854,087.93 at the fifth anniversary of the Expansion Premises Commencement Date. Such reduction shall occur in accordance with the terms and conditions of the sixth and seventh paragraph of Article 14 of the Lease.

10.Notices. As of the Effective Date, the Lease is hereby amended so that the notice parties and the addresses for Landlord and Tenant set forth in Article 1 under the Lease are deleted, and replaced with the following:

Landlord:Columbia Massachusetts Arsenal Office Properties, LLC

c/o Clarion Partners, LLC

101 Arch Street

Boston, Massachusetts 02110

Attention: Rachel Astle

Email: Rachel.astle@clarionpartners.com

With a copy to:Higgins & Brancheau LLC

200 West Adams Street

Suite 2220

Chicago, Illinois 60606

Attention: Michael R. Brancheau

Email: mbrancheau@higginsbrancheau.com

TenantC4 Therapeutics, Inc.

490 Arsenal Way, Suite 200

Watertown, Massachusetts 02472

Attention: Chief Financial Officer

Email: lwhite@c4therapeutics.com

With a copy to:C4 Therapeutics, Inc.

490 Arsenal Way, Suite 200

Watertown, Massachusetts 02472

Attention: Chief Legal Officer

Email: jsiegel@c4therapeutics.com and

contracts@c4therapeutics.com

11.Brokers.  Landlord and Tenant represent and warrant to each other that each party has not dealt with any broker or agent who negotiated or was instrumental in negotiating or consummating this Third Amendment other than Cushman & Wakefield (“Landlord’s Broker”) and CBRE, Inc. (“Tenant’s Broker”) with respect to this Third Amendment. Landlord and Tenant represent that no other broker or other third party has represented either party in the transaction contemplated herein, and each shall indemnify and hold the other harmless against claims from any such persons should they arise as a result of the acts of the indemnifying party. The provisions of this Section 11 shall survive the expiration or earlier termination of the Lease and this Third

Amendment. Landlord shall be responsible for compensating Landlord’s Broker and Tenant’s Broker pursuant to the terms of a separate agreement.

12.Landlord Exculpation. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings, representations or agreements in the Lease, as amended, are made or intended as personal covenants, undertakings, representations or agreements by Landlord, or its members and that any liability for damage or breach of non-performance by Landlord in the Lease, as amended, shall be collectible only from Landlord’s interest in the Building and that no personal liability is assumed by, nor at any time, may be asserted against Landlord or its members, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

13.Acknowledgment of Tenant. Tenant hereby confirms and acknowledges that, as of the date hereof, the Lease, as modified hereby, is in full force and effect, and Landlord has fully performed all obligations of Landlord under the Lease, as amended. Tenant further confirms and acknowledges that Landlord is not, and would not, but for the giving of notice or the passage of time, or both, be in default of any of Landlord’s obligations under the Lease.

14.Continuing Validity. Except as specifically amended hereby, all terms, covenants and conditions of the Lease shall remain in full force and effect and are hereby ratified, approved and affirmed. This Third Amendment and the exhibits attached hereto, which are hereby incorporated herein, set forth the entire agreement and between the parties with respect to the matters set forth herein. In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control. Landlord and Tenant acknowledge that the Lease and this Third Amendment are the only agreements between Tenant and Landlord affecting or relating to the Premises.

15.Binding. This Third Amendment contains the entire agreement between Landlord and Tenant with respect to the terms and provisions of this Third Amendment, and along with its covenants and conditions, shall inure to the benefit of Landlord and Tenant and their respective successors and/or assigns.

16.No Further Modification. The Lease and this Third Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant.

17.Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one agreement.  To facilitate execution of this Third Amendment, the parties may execute and exchange PDF counterparts (including via DocuSign) of the signature pages and PDF counterparts shall serve as originals.  Each party hereby represents that the person executing this Third Amendment on such party’s behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

18.Severability. If any provision of this Third Amendment is held invalid, such invalidity shall not affect the other provisions of this Third Amendment, which other provisions shall remain in full force and effect.

19.Attorneys’ Fees. In the event any action is filed to enforce or remedy a breach of this Third Amendment, in addition to any other award made therein, the prevailing party shall be entitled to judgment for reasonable attorneys’ fees and court costs.

20.Confidentiality. The terms of this Third Amendment, the terms of any settlement described herein, and any and all information shared by the parties in connection herewith, are confidential among and between Landlord and Tenant and shall not be disclosed to anyone unless (i) required by law or ordered by a court of competent jurisdiction, (ii) required by Securities and Exchange Commission regulations or requirements, (iii) disclosed pursuant to the recorded Notice of Lease (as defined below), (iv) with respect to Tenant, to any prospective Transferee, subtenant or assignee, including their respective agents, brokers, partners, or employees, or (v) to each party’s partners, shareholders, representatives, attorneys, brokers, accountants, advisors, employees or agents. Landlord and Tenant agree that either Landlord or Tenant may be irreparably injured by a breach of this Section 21 by the other party and Landlord and Tenant hereby acknowledge and agree that money damages may not be an adequate remedy for any such breach. In the event of any such breach, the non-breaching party may, in addition to any other remedies available at law or in equity, seek injunction and specific performance.

21.Basic Delivery Conditions. Notwithstanding anything to the contrary contained in this Third Amendment and/or the Lease, Landlord shall deliver the Expansion Premises to Tenant in its “AS IS’ and “WHERE IS” condition, in accordance with this Third Amendment, except that Landlord shall, at Landlord’s sole cost and expense, additionally satisfy each of the following conditions in connection with such delivery of the Expansion Premises to Tenant, which conditions shall be satisfied in all material respects (collectively, the “Basic Delivery Conditions”):

(a)The Expansion Premises shall be delivered in broom clean condition;

(b)The Expansion Premises shall be delivered in structurally sound condition;

(c)The Expansion Premises shall be delivered free of all personal property of Landlord, its agents and contractors, and/or any personal property of any prior tenants or occupants, except to the extent any furniture, fixtures, equipment and personal property within, and/or on or about the Expansion Premises, the Building and/or the Property as of the Effective Date hereof is subject to, and included in, the Bill of Sale attached hereto as Exhibit D, and recited and/or contemplated in Exhibits D-1, D-2, D-3 and D-4 attached hereto;

(d)The Expansion Premises shall be delivered free of other tenants and occupants;

(e)The Expansion Premises shall be delivered free of all signs not owned by Tenant;

(f)Landlord shall deliver a copy of a Decommissioning Report effectuated by Landlord and/or Kala documenting and evidencing the full and complete decommissioning of the Expansion Premises in compliance with Applicable Laws from a reputable licensed environmental engineer or certified industrial hygienist acceptable to Landlord, in Landlord’s reasonable discretion (the “Expansion Premises Decommissioning Report”), which Expansion Premises Decommissioning Report shall be based on such person’s inspection of the Expansion Premises (including visual inspection, airborne and surface monitoring, and, if necessary, Geiger counter evaluation), and such Expansion Premises Decommissioning Report shall show, reflect and evidence thereon the same or similar compliances with subparts (i), (ii) and (iii) of Section 10.07 of the Kala Lease. In addition, Landlord shall deliver a copy of the most current chemical waste removal manifests received by Landlord from Kala;

(g)To the best of Landlord’s knowledge, without Landlord having to make any independent inquiries prior to delivery of the Expansion Premises, the Expansion Premises shall be delivered free of leaks; provided, however, if Landlord is notified by Tenant within sixty (60) days of the Expansion Premises Delivery Date as to the existence of any leaks in the Expansion Premises, which existence can be reasonably documented by Tenant from its experienced professional advisors as (a) having existed in the Expansion Premises prior to the Expansion Premises Delivery Date, or (b) introduced or caused by Landlord, its employees, agents and/or contractors, or prior tenants or occupants, then Landlord shall remediate such leaks in the Expansion Premises;

(h)The Expansion Premises shall be delivered with the existing heating, ventilating and air conditioning systems in good working condition;

(i)The Expansion Premises shall be delivered with the existing fire sprinkler and/or fire suppression system(s) in good working condition;

(j)The Expansion Premises shall be delivered with existing plumbing and existing electrical wiring in good working condition;

(k)The Expansion Premises shall be delivered free of Hazardous Materials (other than reasonable amounts of Radon) in violation of applicable Environmental Laws, including asbestos and/or mold, to the best of Landlord’s knowledge, without Landlord having to make any independent inquires prior to the delivery of the Expansion Premises; provided, however, if Landlord is notified by Tenant within sixty (60) days of the Expansion Premises Delivery Date as to the existence of Hazardous Materials, asbestos and/or mold in the Expansion Premises in violation of applicable Environmental Laws, which existence can be reasonably documented by Tenant from its experienced professional advisors as (a) having existed in the Expansion Premises prior to the Expansion Premises Delivery Date, or (b) introduced or caused by Landlord, its employees, agents and/or contractors, or prior tenants or occupants, then Landlord shall either (a) remove or (b) remediate, to the extent required by applicable Legal Requirements, such Hazardous Materials, asbestos and/or mold in the Expansion Premises, at Landlord's sole cost and expense (meaning such costs and expenses shall not be  part of Operating Costs, or Additional Rents, hereunder this Lease) and in compliance with all applicable Environmental Laws, and pursuant to Section 9.04 regarding Hazardous Materials).

Each of the Basic Delivery Conditions shall be performed and satisfied by Landlord, in all material respects, in addition to any other obligations of Landlord under the Lease and this Third

Amendment and shall survive the delivery of the Expansion Premises to Tenant hereunder. For the avoidance of doubt, Landlord and Tenant acknowledge and agree that any costs, expenses and/or disbursements made by Landlord, or incurred by Landlord, in connection with, arising out of or related to, remedying, restoring or completing the Basic Delivery Conditions shall not be included in, and shall be excluded from, the amount of the Operating Costs and/or Additional Rents as to which Tenant otherwise agreed to pay pursuant to the terms and provisions of the Lease. In addition to the foregoing, prior to the Expansion Premises Commencement Date, Landlord shall arrange for access to the Expansion Premises by Tenant and Tenant’s architects, contractors and agents to inspect the condition of the Premises.

22.SNDA. Landlord, Tenant and MetLife Real Estate Lending LLC (“MREL”) and State Street Bank and Trust Company (“State Street”; collectively with MREL, “Lender”) are parties to that certain Subordination, Non-Disturbance and Attornment Agreement dated November 13, 2018 (the “SNDA”). Landlord hereby agrees to request from Lender, at Tenant’s sole cost and expense, a revised and updated replacement SNDA, reasonably acceptable to Landlord, in Landlord’s reasonable discretion, reasonably acceptable to Tenant, in Tenant’s reasonable discretion, and acceptable to Lender, and which is in conformance with Article 15 of the Lease. The revised and updated replacement SNDA is to be hereafter executed by Landlord, Lender and Tenant, to reflect the addition of the Expansion Premises to the Premises and is to be in conformance with the terms and provisions of Article 15. Upon execution, Landlord shall promptly deliver a copy of such updated and executed replacement SNDA to Tenant. The delivery of a revised and updated replacement SNDA shall not be a condition to the effectiveness of this Third Amendment and Landlord shall not be in default in the event (i) Lender declines to deliver a revised and updated replacement SNDA, (ii) Landlord reasonably withholds Landlord’s consent to any revisions contained within the revised SNDA, which are not in conformance with the terms and provisions of Article 15 of the Lease, or (iii) Tenant is otherwise unable to obtain such revised and updated replacement SNDA from Lender.

23.Notice of Lease. Landlord and Tenant hereby agrees to execute contemporaneously with this Third Amendment,  an Amended and Restated Notice of Lease in substantially the form attached hereto as Exhibit F (the “Notice of Lease”), which Notice of Lease shall also recite therein and provide for and effectuate the release and discharge of that certain Notice of Lease dated July 5, 2017 by and between Landlord’s predecessor-in-interest and Tenant and recorded on July 14, 2017 as Document No. 201700110697 in the Middlesex South Registry of Deeds (the “Registry”) at Book 69610, Page 187. Tenant shall pay for all recording fees and costs associated with recording the Notice of Lease. Landlord and Tenant agree Exhibit F may be modified further by Landlord and Tenant so as to provide for conformance of the document to Registry’s recording requirements.

24.No Personal Liability. If this Lease is executed in a representative or fiduciary capacity only the entity thereby represented shall be bound and no trustee, beneficiary, officer, member, manager, shareholder, director or their representatives, employees or agents shall be personally liable for any obligation under this Lease, express or implied except to the extent of such party(ies) own acts or omissions that independently constitute a tort, such as fraud.

25.Permitted Uses. Notwithstanding anything to the contrary contained in this Third Amendment and/or in the Lease, either expressed or implied, Tenant, including permitted subtenants pursuant to Section 29 hereof, shall be permitted to effectuate, conduct, schedule and/or operate such combinations of, single uses of, and/or proportional of uses of, any one or more of the uses recited therein as the “Permitted Uses”, as set forth in Article 1: Basic Terms, all as so determined by Tenant, including permitted subtenants pursuant to Section 29 hereof, in Tenant’s own good faith discretion, but also to the extent so permitted under the Watertown Zoning Ordinance then in effect from time to time.

26.Force Majeure. Landlord and Tenant agree that the following phrase shall be inserted in front of the sentence located in the 23rd line of Section 16.13, to wit: “Subject nonetheless to delays on account of events of Force Majeure,” shall in inserted in front of the sentence and included in the sentence “…Time is of the essence of this Lease and each of its provisions.”

27.Events of Default. In connection with Article 13 of the Lease:

(a)Landlord and Tenant agree (notwithstanding anything to the contrary contained in this Third Amendment or in the Lease) that in Section 13.01(A), the following phrase, in 6th and 7th lines thereof, in Section 13.01 (A), shall be changed from “… regardless of whether the amounts of such charge may vary from month to month)” to read as the following “… , but not when the amounts of such charges vary from month to month)”.

(b)Insurance. Landlord and Tenant agree (notwithstanding anything to the contrary contained in this Third Amendment or in the Lease) that in Section 13.01(B)(iii), before Landlord may exercise any right or remedy on account of alleged default or breach by Tenant under said Lease under 13.01(B)(iii)(a) or (b), Landlord shall nonetheless give Tenant written notice specifying such default or breach set forth in Section 13.01(B)(iii)(a) or (b), and Tenant shall have five (5) business days thereafter to cure the same if such default or breach involves a breach under Section 13.1(B)(iii)(a) or (b).

(c)Transfers.  Landlord and Tenant agree (notwithstanding anything to the contrary contained in this Third Amendment or in the Lease) that in Section 13.01(B)(ii), before Landlord may exercise any right or remedy on account of alleged default or breach by Tenant under said Lease under 13.01(B)(ii), Landlord shall nonetheless give Tenant written notice specifying such default or breach set forth in Section 13.01(B)(ii) and Tenant shall have five (5) business days thereafter to cure the same if such default or breach involves a default or breach under Section 13.1(B)(ii), but only if the default or breach is curable.

(d)Security Deposits. Landlord and Tenant agree (notwithstanding anything to the contrary contained in this Third Amendment or in the Lease) that in Section 13.01(B)(iii)(c), before Landlord may exercise any right or remedy on account of alleged default or breach by Tenant under said Lease under 13.01(B)(iii)(c), Landlord shall nonetheless give Tenant written notice specifying such default or breach set forth in Section 13.01(B)(iii)(c) and Tenant shall have three (3) business days thereafter to cure the same if such default or breach involves a default or breach under Section 13.1(B)(iii)(c).

(e)Estoppels. Landlord and Tenant agree (notwithstanding anything to the contrary contained in this Third Amendment or in the Lease) that in Section 13.01(B)(iii)(d), before Landlord may exercise any right or remedy on account of alleged default or breach by Tenant under said Lease under 13.01(B)(iii)(d), Landlord shall nonetheless give Tenant written notice specifying such default or breach set forth in Section 13.01(B)(iii)(d) and Tenant shall have three (3) business days thereafter to cure the same if such default or breach involves a default or breach under Section 13.1(B)(iii)(d).

28.Remeasurement of the Building. In the event the Building is expanded, or a new building is constructed, and as a result thereof reasonable modifications to the Lease are advisable and/or  needed, Tenant and Landlord agree that they will enter into reasonable modifications as to the Lease, and each party hereto agrees that it shall not unreasonably withhold, delayed or conditioned its respective consent thereto, provided such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the Leasehold interest hereby created.

29.Subletting of the Premises. Notwithstanding anything to the contrary contained in this Third Amendment and/or in the Lease, from and after the Effective Date hereof, Tenant shall have the right, subject to the terms and conditions of this Section, except as otherwise set forth herein, to sublet, at any time, and from time to time, up to thirty-five percent (35%) of the Premises’ RSF in the aggregate (herein referred to as “Permitted Subletting” and each subtenant pursuant to any Permitted Subletting a “Permitted Subtenant”). Any Permitted Subletting shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and shall be subject to the terms and conditions of this Section. In connection the foregoing and with such Permitted Subletting, so permitted hereunder, Tenant shall be permitted to advertise and/or market such space, and the  terms and provisions as to such subletting, without having to send a written notice to Landlord on each occasion, notwithstanding the provisions of Section 12.01 of the Lease to the contrary. In connection with any such Permitted Subletting, so permitted hereunder, Tenant shall nonetheless be entitled to retain and enjoy, pursuant to the provisions of Section 12.05, up to the previously agreed on fifty percent (50%) of Excess Rents per Section 12.05 of the Lease.  In connection with any such Permitted Subletting, so permitted hereunder, there shall not be any loss of the rights of Tenant under the Lease.

In connection with the foregoing rights of Tenant to sublet to a Permitted Subtenant or Permitted Subtenants, so permitted hereunder, Landlord agrees and covenants not to unreasonably withhold, delay or condition any Landlord’s consent, review and/or approvals, and/or the like, subject to the following conditions listed below:

(a)It shall be reasonable for Landlord to withhold, delay or condition its consent and/or approval, if in connection with the proposed Permitted Subtenant or Permitted Subletting proposed by Tenant any of the following conditions are reasonably determined by Tenant to exist (provided, that the parties agree that this list shall not be deemed to be exhaustive, and Landlord shall not be prohibited from reasonably withholding, delaying or conditioning its consent and/or approval for any other reasonable circumstance or reason):

(i)	The permitted use or permitted uses under the Permitted Subletting are not expressly allowed under this Lease with respect to Tenant;
(ii)	Tenant is then in an Event of Default under the Lease, either at the time of the proposal as to, or at the time of the occurrence of, the entering into the Permitted Subletting with such subtenant;
(iii)	The proposed Permitted Subtenant is not qualified to do business in the Commonwealth of Massachusetts and/or does not have applicable permits and licenses to do business from the sublease premises;
(iv)	The proposed Permitted Subtenant is a governmental agency or quasi-governmental agency.

(b)In connection with such Permitted Subletting, so permitted hereunder, Landlord acknowledges and agrees that Landlord will not unreasonably withhold, delay or condition its consents, approvals, reviews, requirements, discretions and/or like, with respect to the Lease’s other indirect restrictions on subletting, such as, but not limited to: (i) possible listings on the monument signage, (ii) listings on the Building’s directory, (iii) delivering or obtaining Building passes, (iv) security and/or access systems to a sublet premises, and (v) subtenant’s or sublandlord’s buildout.

(c)It is further acknowledged and agreed by and between Landlord and Tenant that in connection with any such subtenancy so permitted hereunder, in conformance with the provisions of this Third Amendment, that such Permitted Subtenant hereunder shall also enjoy the rights of Related Party Transfers as set forth in Section 12.03 of the Lease, as amended by this Third Amendment, provided such Related Party Transfers are otherwise in conformance with the terms and provisions of Section 12.03, as amended, of the Lease.

30.No Loss of Transfer Rights in Section 12.01. Notwithstanding anything to the contrary contained in this Third Amendment and/or in the Lease, either expressed or implied, Landlord and Tenant agree that the penultimate sentence of Section 12.01 of the Lease shall be deleted in its entirety, and replaced with the following:

“No Transferee (other than a Related Party Transferee) shall have any right further to Transfer its interest in the Premises, and nothing herein shall impose any obligation on Landlord with respect to a further Transfer”.

31.Related Party Transfers in Section 12.03.  Notwithstanding anything to the contrary contained in this Third Amendment and/or in the Lease, either expressed or implied, Landlord and Tenant agree that in Section 12.03 of the Lease, the phrase:

“… provided that in any of the situations described in the preceding clauses (1)-(3), …”

shall be deleted in its entirety, and replaced with the following:

“… provided that in any of the situations described in the preceding clauses (2)-(3), …”.

Additionally, Landlord and Tenant agree that the following shall be added the end of Section 12.03:

“It shall also be a condition nonetheless of any of the situations described in the preceding clause (1) in this Section 12.03, that such Related Party Transferee agrees in writing, for the benefit of Landlord should Landlord reasonably request the same, in a commercially reasonable agreement, to assume all of Tenant’s obligations under this Lease.”

32.Related Party Transfers.  Notwithstanding anything to the contrary contained in the Third Amendment and/or in the Lease, Landlord and Tenant agree that the following paragraph shall also be added to the end of Section 12.03, as amended:

Pursuant to Section 12.03, Landlord and Tenant agree that any permitted subtenant (including any such Related Party Transferee to the extent so permitted hereunder this paragraph) under a Permitted Subletting shall likewise be permitted to make and effectuate Related Party Transfers (as contemplated in Section 12.03) with respect to or in connection with its permitted sublease agreement to a Related Party Transferee (with respect to such permitted subtenancy), in connection with and/or arising out of such Permitted Subletting, provided such Related Party Transfers and Related Party Transferee (with respect to such permitted subtenancy) are likewise in compliance with the provisions of Section 12.03 as contemplated to be reasonably applicable with respect to such Permitted Subletting.

33.Permitted Occupants. Notwithstanding anything to the contrary contained in the Third Amendment and/or it the Lease, Landlord and Tenant agree that in the following Section 12.07 shall be added to Article 12:

Without limiting the foregoing and notwithstanding any provision of Article 12, Tenant shall have the right without being subject to any of the provisions of Article 12, including but not limited to (i) the receipt of Landlord’s consent, approval and/or the like, or (ii) Landlord having any Excess Rents, to permit the occupancy and use of one or more portions of the Premises by any individuals or entities who are independent contractors of Tenant or of an affiliate or subsidiary of Tenant, vendors of Tenant or of a Related Party Transferee of Tenant, and/or professional advisors to Tenant or of a Related Party Transferee of Tenant, any of which whom, or who, are in support of Tenant’s business in the Premises (each a “Permitted Occupant” and collectively “Permitted Occupants” and each such occupancy and use “Permitted Occupancy” and collectively “Permitted Occupancies”) on and subject to the following conditions:  (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises (which is a newly separated and newly demised portion of the Premises after the Effective Date); and (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Article 12; and (iii) Tenant shall not charge to and/or collect from such Permitted Occupants as to such Permitted Occupancies, any rents and/or the like; and (iv) each Permitted Occupant's conduct in, on or about the Premises is subject to the provisions of this Lease regarding such conduct, and (v) such Permitted

Occupants shall have no interest in the Lease other than the right of occupancy, and (vi) Permitted Occupants that are entities shall not occupy more than fifteen percent (15%) of the RSF of the Premises at any given time during the Term, and (vii) each Permitted Occupant shall be covered by the Tenant’s insurance that Tenant is required to carry under the Lease, and (viii) no such Permitted Occupancy by a Permitted Occupant that is an entity shall be for longer than twelve (12) months, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall promptly provide such information as reasonably requested by Landlord from time to time concerning any Permitted Occupants. Provided the foregoing conditions are satisfied, any such occupancy and use by a Permitted Occupant permitted by this Section 12.07 (i) shall not be deemed to be an assignment, sublease or Transfer under this Article 12, and shall not be deemed to violate the provisions of Article 12.  Notwithstanding any arrangement with Permitted Occupants under this paragraph, the liability of Tenant to Landlord shall remain direct and primary, and Tenant shall remain liable to Landlord vicariously for the acts, omissions and negligence of any Permitted Occupant.

34.Pre-Existing Hazardous Materials. Landlord and Tenant acknowledge and agree that the last sentence of Section 9.04(b) entitled “Hazardous Materials” shall be deleted in its entirety and said sentence shall be replaced with the following sentence, to wit:

“Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in the Lease, and/or in the Third Amendment, and/or any exhibit, addendum, schedule and/or adhesion document to this Lease, or otherwise, either expressed or implied, Tenant shall not, in any event, be responsible for any Hazardous Materials to the extent such Hazardous Materials are introduced to the Property and/or the Premises, or any portions thereof, by anyone other than Tenant or any Tenant Party.”

35.Exterior Signage. Landlord and Tenant acknowledge and agree that Tenant shall be permitted to move, and have installed, at Tenant’s sole cost and expense, its exterior signage on the exterior of the Building to the new exterior signage area/space where Kala’s signage was previously located, provided (i) such exterior signage is in compliance with all Applicable Laws and is otherwise in compliance with the provisions of the Lease, including, without limitation Section 9.05 of the Lease, and (ii) Tenant shall obtain Landlord’s prior written consent therefore, which consent shall not. be unreasonably withheld, conditioned or delayed. Tenant shall, at Tenant’s sole cost and expense, promptly repair any damage to the Building caused by Tenant, Tenant’s architect, engineers, contractors or subcontractors (of any tier) during the moving and installation of Tenant’s exterior signage, including patching and painting the finishes of the Building where so damaged, all of which work shall be done to Landlord’s reasonable satisfaction. Tenant shall also be responsible for the cost of any alterations to the Building required as a result of Tenant’s moving and installation of Tenant’s exterior signage. Tenant shall indemnify and hold Landlord, its agents, and employees harmless from and against any and all costs, expenses, damages, losses, claims or liabilities, including, but not limited to, reasonable attorneys’ fees and costs, which arise out of, are occasioned by, or are in any way attributable to either (i) the design of any portion of Tenant’s exterior signage, or (ii) the performance by Tenant or Tenant’s architect, engineers, contractors, or subcontractors (of any tier) of the moving and installation of Tenant’s exterior signage.

36.Loading Area. Landlord and Tenant acknowledge and agree that Tenant shall be permitted to exclusively use and exclusively enjoy the existing loading dock as both existing in, on and about the exterior of the Building and in, on and about  the Expansion Premises, its installed doors, its installed leasehold improvement apparatus and/or equipment, as well as the use of adjacent common areas thereto and/or the apparatus on the exterior of the Building (meaning where Kala’s loading dock, leasehold improvements, apparatus, and equipment are installed now), provided (i) such loading dock is operated in compliance with Appliable Laws and is otherwise operated, to the extent, applicable, pursuant to the provisions of the Lease, and (ii) if any Landlord consent therefor is needed, or reasonably requested by Landlord, that Tenant obtains Landlord’s consent therefore, such consent not to be unreasonably withheld, delayed or conditioned by Landlord.

37.Section 6.02(e).  Landlord and Tenant agree that the following phrase separately recited below shall be added in directly after the phrase in the third (3rd) line of Section 6.02(e) which recites the following, “… to the extent to which the same were installed as part of the Base Building Work …”, to wit:

“ for the either or both the Existing Premises or the Expansion Premises…”

It is further acknowledged and agreed, by and between Landlord and Tenant, that wherever in the Lease there is a reference previously to “Base Building Work” with respect to the Existing Premises, that such references shall be deemed to contemplate and also include and referred to any such similar work, installations and/or the like, with respect to the Expansion Premises, too, as shown on the agreed-on plans for the Expansion Premises, which Landlord installed, or had others install for Landlord, which were included as Base Building Work or base building work for the Expansion Premises.

38.Estoppel. As of the Effective Date, as a material inducement to Tenant to enter into this Third Amendment, Landlord acknowledges and agrees that, to Landlord’s actual knowledge after due inquiry, there is no violation of, or default or breach under, the Lease on the part of Tenant and, to Landlord’s actual knowledge after due inquiry, Tenant is not now, and has not been prior to the Effective Date, in default or breach of this under this Lease.  As of the Effective Date, as a material inducement to Landlord to enter into this Third Amendment, Tenant’s acknowledges and agrees that to Tenant’s actual knowledge after due inquiry, there is no violation of, or default or breach, under the Lease on the part of Landlord and, to Tenant’s actual knowledge after due inquiry, Landlord is not now, and has not been prior to the Effective Date, in default or breach of this under this Lease.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as of the day and year first above written.

LANDLORD:

Columbia Massachusetts Arsenal Office Properties, LLC

a Delaware limited liability company

By:Columbia Office Properties, LLC

a Delaware limited liability company

Its Sole Member

By:Clarion Partners, LLC

a New York limited liability company

Its Manager

By:/s/ Brian Collins

Name:Brian Collins

Its:Authorized Signatory

TENANT:

C4 Therapeutics, Inc.

a Delaware corporation

By:/s/ Andrew J. Hirsch

Name:Andrew J. Hirsch

Its:As its Chief Executive Officer, and not individually,

And without personal liability

EXHIBIT A

EXPANSION PREMISES

[See attached plan]

Omitted.

EXHIBIT A-1

EXPANSION PREMISES GENERATOR PLAN

[See attached plan]

Omitted.

EXHIBIT B

TABLE OF ANNUAL BASE RENT FOR THE INITIAL TERM

Existing Premises (45,400 RSF):

Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent Amount
Effective Date – 12/31/21	$50.03	$189,297.65	$2,271,571.74
1/1/22 – 12/31/22	$51.54	$194,992.52	$2,339,910.24
1/1/23 – 12/31/23	$53.09	$200,839.26	$2,410,071.11
1/1/24 – 12/31/24	$54.68	$206,875.83	$2,482,509.91
1/1/25 – 12/31/25	$56.32	$213,064.26	$2,556,771.08
1/1/26 – 12/31/26	$58.00	$219,442.52	$2,633,310.20
1/1/27 – 12/31/27	$59.74	$226,010.61	$2,712,127.27
1/1/28 – 4/30/28	$61.53	$232,806.49	$2,793,677.88
5/1/28 – 2/28/29	$108.66	$411,092.30	$4,933,107.66
3/1/29 – 2/28/30	$111.92	$423,425.07	$5,081,100.89
3/1/30 – 2/28/31	$115.28	$436,127.83	$5,233,533.91
3/1/31 – 2/29/32	$118.73	$449,211.66	$5,390,539.93

Expansion Premises (66,052 RSF):

Period*	Annual Base Rent	Monthly Base Rent	Annual Base Rent Amount
Effective Date – Day prior to Expansion Premises Rent Commencement Date	$0.00	$0.00	$0.00
Expansion Premises Rent Commencement Date – 2/28/23	$91.00	$500,894.33	$6,010,732.00
3/1/23 – 2/29/24	$93.73	$515,921.16	$6,191,053.96
3/1/24 – 2/28/25	$96.54	$531,398.80	$6,376,785.58
3/1/25 – 2/28/26	$99.44	$547,340.76	$6,568,089.15
3/1/26 – 2/28/27	$102.42	$563,760.99	$6,765,131.82
3/1/27 – 2/29/28	$105.49	$580,673.81	$6,968,085.78
3/1/28 – 2/28/29	$108.66	$598,094.03	$7,177,128.35
3/1/29 – 2/28/30	$111.92	$616,036.85	$7,392,442.20
3/1/30 – 2/28/31	$115.28	$634,517.96	$7,614,215.46
3/1/31 – 2/29/32	$118.73	$653,553.49	$7,842,641.93

* NOTE: It is agreed that the above recited calendar dates and months shall be appropriately moved out and changed to new calendar dates and months should either the Expansion Premises Rent Commencement Date or the Expansion Premises Commencement Date not be January 1, 2022

EXHIBIT C

PARKING SPACES

[See attached plan]

Omitted.

EXHIBIT D-1

Kala’s Former Roof Top Equipment Now Owned by Landlord

Omitted

EXHIBIT D-2

Equipment Used and Maintained by Kala, But Owned by Landlord

Omitted

EXHIBIT D-3

Tenant’s Roof Top Equipment

Omitted

EXHIBIT D-4

Supplemental HVAC and Other Equipment as to the Expansion Premises

Omitted

EXHIBIT E

BILL OF SALE

[See attached.]

Omitted

EXHIBIT F

Amended and Restated Notice of Lease

Omitted

36